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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 SCHEDULE 13G/A

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 1)*



                                   E-NET, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $.01 par value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                   268 745 205
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 7, 1999
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

         [ ] Rule 13d-1(b)

         [X] Rule 13d-1(c)

         [ ] Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 8 pages

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CUSIP No.           268 745 205

--------------------------------------------------------------------------------
1.      Names of Reporting Person.
        I.R.S. Identification Nos. of Above Persons (entities only).

                 IXC Communications, Inc.
--------------------------------------------------------------------------------
2.      Check the Appropriate Box if a Member of a Group (See Instructions)

        (a)

        (b)
--------------------------------------------------------------------------------
3.      SEC Use Only
--------------------------------------------------------------------------------
4.      Citizenship or Place of Organization

                   Delaware
--------------------------------------------------------------------------------
NUMBER OF           5. Sole Voting Power                -0-
SHARES              ------------------------------------------------------------
BENEFICIALLY        6. Shared Voting Power              -0-
OWNED BY            ------------------------------------------------------------
EACH                7. Sole Dispositive Power                     -0-
REPORTING           ------------------------------------------------------------
PERSON WITH:        8. Shared Dispositive Power                   -0-
--------------------------------------------------------------------------------
 9.      Aggregate Amount Beneficially Owned by Each Reporting Person       -0-

--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions)

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)          -0-

--------------------------------------------------------------------------------
12.      Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------
                    CO
--------------------------------------------------------------------------------



                               Page 2 of 8 pages

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CUSIP No.           268 745 205

--------------------------------------------------------------------------------
1.      Names of Reporting Persons.
        I.R.S. Identification Nos. of Above Persons (entities only).

                   Broadwing Communications Services Inc.
--------------------------------------------------------------------------------
2.      Check the Appropriate Box if a Member of a Group (See Instructions)

        (a)

        (b)
--------------------------------------------------------------------------------
3.      SEC Use Only
--------------------------------------------------------------------------------
4.      Citizenship or Place of Organization
                   Delaware
--------------------------------------------------------------------------------
NUMBER OF           5. Sole Voting Power                -0-
SHARES              ------------------------------------------------------------
BENEFICIALLY        6. Shared Voting Power              -0-
OWNED BY            ------------------------------------------------------------
EACH                7. Sole Dispositive Power                    -0-
REPORTING           ------------------------------------------------------------
PERSON WITH:        8. Shared Dispositive Power                  -0-
--------------------------------------------------------------------------------
 9.      Aggregate Amount Beneficially Owned by Each Reporting Person       -0-

--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions)

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)          -0-

--------------------------------------------------------------------------------
12.      Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------
                    CO
--------------------------------------------------------------------------------



                               Page 3 of 8 pages

CUSIP No.           268 745 205

--------------------------------------------------------------------------------
1.      Names of Reporting Persons.
        I.R.S. Identification Nos. of Above Persons (entities only).

                   IXC Internet Services, Inc.
--------------------------------------------------------------------------------
2.      Check the Appropriate Box if a Member of a Group (See Instructions)

        (a)

        (b)
--------------------------------------------------------------------------------
3.      SEC Use Only

--------------------------------------------------------------------------------
4.      Citizenship or Place of Organization
                   Delaware

--------------------------------------------------------------------------------
NUMBER OF           5. Sole Voting Power                -0-
SHARES              ------------------------------------------------------------
BENEFICIALLY        6. Shared Voting Power              -0-
OWNED BY            ------------------------------------------------------------
EACH                7. Sole Dispositive Power                    -0-
REPORTING           ------------------------------------------------------------
PERSON WITH:        8. Shared Dispositive Power                  -0-
--------------------------------------------------------------------------------
 9.      Aggregate Amount Beneficially Owned by Each Reporting Person       -0-

--------------------------------------------------------------------------------
10.      Check if the Aggregate Amount in Row (9) Excludes Certain Shares
         (See Instructions)

--------------------------------------------------------------------------------
11.      Percent of Class Represented by Amount in Row (9)          -0-

--------------------------------------------------------------------------------
12.      Type of Reporting Person (See Instructions)
--------------------------------------------------------------------------------
                    CO
--------------------------------------------------------------------------------



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ITEM 1.

         (a) Name of Issuer:

                  e-Net, Inc., a Delaware corporation

         (b) Address of Issuer's Principal Executive Offices:

                  12800 Middlebrook Road, Suite 400
                  Germantown, Maryland 20874-5204

ITEM 2.

         (a) Name of Person Filing:

                  IXC Communications, Inc., a Delaware corporation doing business as Broadwing Communications Inc., Broadwing Communications Services Inc., a Delaware corporation formerly known as IXC Communications Services, Inc., and IXC Internet Services, Inc., a Delaware corporation

         (b) Address of Principal Business Office or, if none, Residence:

                  1122 Capital of Texas Highway South
                  Austin, Texas 78746

         (c) Citizenship:

                  United States

         (d) Title of Class of Securities:

                  Common Stock, $.01 par value per share

         (e) CUSIP Number:

                  268 745 205

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

         (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

         (b) [ ]  Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

         (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

         (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

         (e) [ ]  An investment adviser in accordance with
                  Section 240.13d-1(b)(1)(ii)(E);

         (f) [ ]  An employee benefit plan or endowment fund in accordance with
                  Section 240.13d-1(b)(1)(ii)(F);

         (g) [ ]  A parent holding company or control person in accordance with
                  Section 240.13d-1(b)(1)(ii)(G);

         (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

         (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);


                                Page 5 of 8 pages

         (j) [ ]  Group, in accordance with Section 240.13d-1(b)(1)(ii)(J).

             Not Applicable

ITEM 4. OWNERSHIP

         Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

         (a)      Amount beneficially owned: -0-

         (b)      Percent of class: -0-

         (c)      Number of shares as to which the person has:

                  (i)      Sole power to vote or to direct the vote -0-

                  (ii)     Shared power to vote or to direct the vote -0-

                  (iii) Sole power to dispose or to direct the disposition of -0-

                  (iv) Shared power to dispose or to direct the disposition of -0-

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

             Not Applicable

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

             Not Applicable

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

             Not Applicable

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

             Not Applicable

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

             Not Applicable

ITEM 10. CERTIFICATION

             By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



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                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                               December 10, 1999
                                     -------------------------------------
                                                     Date



                                           IXC Communications, Inc.

                                     By:     /s/ JEFFREY C. SMITH
                                     -------------------------------------
                                                   Signature



                                               Jeffrey C. Smith
                                      Chief Administrative/Legal Officer
                                     -------------------------------------
                                                  Name/Title

                                    Broadwing Communications Services Inc.


                                     By:        /s/ JEFFREY C. SMITH
                                     -------------------------------------
                                                   Signature


                                               Jeffrey C. Smith
                                      Chief Administrative/Legal Officer
                                     -------------------------------------
                                                  Name/Title



                                          IXC Internet Services, Inc.


                                     By:        /s/ JEFFREY C. SMITH
                                     -------------------------------------
                                                   Signature



                                               Jeffrey C. Smith
                                      Chief Administrative/Legal Officer
                                     -------------------------------------
                                                  Name/Title



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                                  EXHIBIT INDEX



Exhibit 1         Joint Reporting Agreement (incorporated by reference to
                  Exhibit 3 to the Filing Companies' Schedule 13G filed with the Commission on September 21, 1999).



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